POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, t

hat the undersigned hereby constitutes and appoints Mark Schroeder, Clay Ewing and Terri Eckerle, and each of them, his true and lawful attorneys-in-fact and agents, and each of them with full power to act without the other, for the undersigned and his name, place, and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the undersigned to comply with the Section 16 of the Securities Act of 1934, as amended ("Section 16"), and to file such reports and all other documents or instruments which may be required under Section 16, and to take any and all further action which they may deem necessary or as required by law.

Signature	Title

__/s/ Zachary W Bawel_____ Zachary W Bawel	Director

Date:

July 1, 2018